CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 14, 2025 relating to the financial statements and financial highlights of Diamond Hill Large Cap Concentrated Fund (the Predecessor Fund of Diamond Hill Large Cap Concentrated ETF), a series of Diamond Hill Funds, which are included in Form N-CSR for the year ended December 31, 2024, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.
Cleveland, Ohio
May 21, 2025